Exhibit 99.2

FANGDA PARTNERS

To: [Baozun Cayman Inc.]

                , 2015

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Baozun Cayman Inc. (the “Company”) solely in connection with (A) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the initial public offering (the “Offering”) by the Company of a certain number of the Company’s American depositary shares (the “ADSs”), each representing a certain number of ordinary share of par value US$0.0001 per share of the Company, and (B) the proposed listing and trading of the Company’s ADSs on the New York Stock Exchange or the NASDAQ Global Market.

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C) “Governmental Authorizations” means all approvals, consents, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any applicable PRC Laws; (D) “WFOE” means Shanghai Baozun E-commerce Limited; (E) “VIE Entity” means Shanghai Zunyi Business Consulting Ltd.; (F) the “New M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Registration Statement.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company, the WFOE and the VIE Entity and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix A hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities and officers of the Company, the WFOE and the VIE Entity (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed without further inquiry or investigation:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual statements contained in such Documents;

(4)	that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company, the WFOE and the VIE Entity in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the WFOE and the VIE Entity have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties other than the WFOE and the VIE Entity have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties other than the WFOE and the VIE Entity have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)	that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Authorities by lawful means in due course;

(9)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws; and

(10)	that no issuance and sale of the ADSs have been or will be made directly or indirectly within the PRC in accordance with the Underwriting Agreement and each of the Underwriting Agreement and the Deposit Agreement is not executed in the PRC.

I.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)	Based on our understanding of the current PRC Laws (a) the ownership structures of the WFOE and the VIE Entity, both currently and immediately after giving effect to his Offering, do not violate any applicable PRC Laws; and (b) each of the VIE Agreements is valid, binding and enforceable in accordance with its terms and applicable PRC Laws, and do not violate applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(ii)	The New M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the New M&A Rules. Based on our understanding of the PRC Laws (including the New M&A Rules), a prior approval from the CSRC is not required under the New M&A Rules for the Offering because (i) when the Company was being set up, the WFOE was a then existing foreign-invested entity and not a PRC domestic company as defined under the New M&A Rules, and the acquisition by Baozun Hong Kong Holding Limited of all the equity interest in the WFOE was not subject to the New M&A Rules; and (ii) there is no statutory provision that clearly classifies the contractual arrangement among the WFOE and the VIE Entity and its shareholders under the VIE Agreements as transactions regulated by the New M&A Rules. However, uncertainties still exist as to how the New M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the New M&A Rules.

(iii)	The summary of the contractual arrangements under the heading “Corporate History and Structure — Contractual Arrangements with Shanghai Zunyi and its Shareholders”, to the extent that it constitutes matters of PRC Laws, are correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material aspect.

(iv)	[The statements made in the Registration Statement under the heading “Taxation — People’s Republic of China Taxation,” to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.]

II.	Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is subject to, in so far as it relates to the validity and enforceability of a contract, (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial, arbitral or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary at the conclusions thereof; and (v) judicial or arbitral discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b)	This opinion is subject to the discretion of any competent PRC legislative, administrative, judicial or arbitral bodies in exercising their authority in the PRC.

(c)	This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(d)	No independent search, investigation or other verification action has been conducted by us with the PRC Authorities for the purpose of issuing this opinion.

(e)	As used in this opinion, the term “enforceable” or “enforceability” means that the obligations assumed by the relevant obligors under the relevant documents are a type, which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts.

PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is delivered by us in our capacity as the Company’s PRC legal advisers solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

Fangda Partners, PRC Lawyers

Appendix A List of VIE Agreements

(1)	Exclusive Technology Service Agreement between the VIE Entity and the WFOE dated April 1, 2014;

(2)	Voting Rights Proxy Agreement among the WFOE, the VIE Entity and the shareholders of the VIE Entity dated July 28, 2014;

(3)	Exclusive Call Option Agreement among the WFOE, the VIE Entity and the shareholders of the VIE Entity dated April 1, 2014; and

(4)	Equity Interest Pledge Agreements among the WFOE, the VIE Entity and each of the shareholders of the VIE Entity dated July 28, 2014.